Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AMR Corporation 2009 Long Term Incentive Plan of our reports dated February 18, 2009 (except for changes as described in Note 1, as to which the date is April 15, 2009), with respect to the consolidated financial statements and schedule of AMR Corporation for the year ended December 31, 2008, included in AMR Corporation’s Current Report (Form 8-K) dated April 21, 2009 and of our report dated February 18, 2009 with respect to the effectiveness of internal control over financial reporting of AMR Corporation, included in AMR Corporation’s 2008 Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Dallas, Texas
July 15, 2009